Exhibit 10.1

EnteroMedics Inc.

CONSULTING AGREEMENT

This Agreement is made effective the 1st day of June 2011, by and between EnteroMedics Inc. (“EnteroMedics”), whose principal place of business is 2800 Patton Road, St. Paul, MN 55113, and Anthony (Tony) Jansz (“Consultant”).

In consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

1.	Term: Unless terminated as hereafter provided, this Agreement shall begin on the above effective date and end on the four-year anniversary thereof unless earlier terminated below or upon earlier completion of Duties. The parties may negotiate one or more renewals of this Agreement.

2.	Duties: Duties will be assigned by EnteroMedics and will involve consulting in the area of commercialization pertaining to EnteroMedics business and technology development with special attention to Australian, Asian and European commercial operations.

3.	Compensation: EnteroMedics will pay Consultant $8,000 AUD a month for consulting services rendered pursuant to this Agreement. Consultant will also receive, pending board of director approval, a stock option grant for 50,000 shares that will vest at approximately 1,041 shares per month for four years starting on July 1, 2011 and ending on June 1, 2015. EnteroMedics will reimburse Consultant for actual incidental expenses (with no increase for handling or other mark-up) incurred in performing this Agreement, but such expenses shall not exceed $300 per month without EnteroMedics’ prior written consent. Travel expenses must be approved in advance by EnteroMedics. Consultant shall provide EnteroMedics with appropriate documentation for tax purposes for all expenses paid by EnteroMedics. Consultant shall submit monthly invoices for time and expenses.

4.	Termination: This Agreement may be terminated at any time in writing by either party on 30 day notice or by mutual consent.

5.	Nonemployee Status: Consultant is self-employed and not an employee of EnteroMedics. Consultant bears sole responsibility for all expenses related to conducting business as a self employed person including but not limited to equipment and electronic devices, administrative support related to billing or work time records, travel arrangements and tax related commitments.

6.	Authority: Consultant shall not have the right to bind EnteroMedics or commit EnteroMedics to any agreement or understanding whatsoever.

7.	Confidential Information: Because of the confidential nature of the information which will be disclosed to Consultant under this Agreement, Consultant will not, except as authorized by EnteroMedics, disclose such confidential information to any other third party or company. The obligation of confidentiality shall not be applicable with respect to such information which: (A) was known to Consultant prior to disclosure, (B) is or becomes known to the public by general publication without violation of this Agreement, (C) is given to Consultant by a third party having a right to do so, or (D) is independently developed by Consultant without the use of information supplied by EnteroMedics under this Agreement.

8.

Ownership of Inventions and Patents: If any patentable inventions result from performance of this Agreement, all rights under any patents that may issue on those inventions shall belong exclusively to EnteroMedics. Consultant hereby assigns and agrees to assign in the future all such inventions to EnteroMedics without further payment from EnteroMedics. Consultant also agrees that, upon EnteroMedics’ request and at EnteroMedics’ expense, he/she would provide reasonable assistance to EnteroMedics in prosecuting patents covering those inventions. All information, including copyrights, developed by Consultant under this agreement shall belong to EnteroMedics and all copyrightable works are works made for hire and Consultant hereby assigns and agrees to assign to EnteroMedics such rights now and in the future. The obligations to assign inventions and copyrights to EnteroMedics shall not apply to any invention or copyright for which no equipment, supplies, facility or trade secret information of EnteroMedics was used and which was developed entirely on the Consultant’s own time, and (1) which does not relate (a) directly to the business of EnteroMedics or (b) to EnteroMedics’ actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Consultant for EnteroMedics. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

9.	Notice of Superior Rights: If Consultant owns in whole or part or is aware of any third party’s ownership of any intellectual property rights (including patent or trade secrets rights) which would be exploited or violated by the Company’s planned research, development or commercialization or incorporation of any suggestions of Consultant, then Consultant shall so notify Company of such rights at the time of such suggestions or before any initiation or continuation of any project of the Company in a timely manner to permit Company to consider acquisition of rights to practice such intellectual property or consider alternatives to such intellectual property.

10.	Noncompete: Consultant will not actively participate in any venture to the extent such participation relates to the venture’s developing, selling or offering for sale any product which competes with those of EnteroMedics’ actual or contemplated products existing as of the date of this Agreement. Contemplated products shall be evidenced by written research or development plans. Active participation shall include, but need not be limited to, active management (whether by direct employment or consultation) or Board of Directors participation (unless limited to non-conflicted subject matter). Active participation shall not include a passive minority investment in any venture or management or employment of consulting for any entity to the extent such employment or consulting is restricted to business activities not otherwise conflicted by this Agreement.

11.	Notices: All notices required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt required, postage paid to the addresses stated above or to other’s address as either party may designate. All mailing notices shall be deemed effective upon depositing in the mail.

12.	Waiver: The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of such subsequent breach.

13.	Modification: This Agreement may only be modified in writing signed by both parties.

14.	Nonassignable: Since the services to be provided under this Agreement are personal, all duties to be executed by Consultant shall be performed by Tony Jansz, and may not be assigned or delegated without written consent of EnteroMedics.

15.	In the event of termination of the agreement according to paragraph 4, the provision of paragraphs 7, 8 and 10 shall remain in full force and effect for a period of five (5) years following the date of termination.

16.	Entire Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings rather oral or written between the parties with respect to the subject hereof.

17.	Governing Law: This Agreement shall be governed by the laws of the State of Minnesota. EnteroMedics and the Consultant acknowledge, however, that each will comply with laws, regulation and appropriate ethical standards applicable in Australia where the Consultant will primarily provide services under this Consulting Agreement.

In witness thereof, the parties have set forth their hand hither and to on the date indicated below.

ENTEROMEDICS INC.		CONSULTANT

By:	/s/ Mark B. Knudson	By:	/s/ Anthony Jansz
Printed Name: Mark B. Knudson		Printed Name: Anthony Jansz
Title: President & CEO
Tax ID:

Date: July 6, 2011		Date: July 6, 2011